For:
Nobel Learning Communities, Inc.
Tom Frank
Chief Financial Officer
484-947-2000

FOR IMMEDIATE RELEASE

Nobel Learning Communities, Inc. Reports Revenue
Increase of 10.1% to Second Quarter Record $56.4 million –
Operating Income Increase of 11.6%
EBITDA Increase of 16.4%

WEST CHESTER, Pa. – February 4, 2009 – Nobel Learning Communities, Inc. (NASDAQ: NLCI), a leading operator of private preschools, elementary schools, and middle schools, today reported financial results for the fiscal 2009 second quarter ended December 27, 2008.

Second quarter revenues rose 10.1% to $56.4 million compared to $51.2 million in the second quarter of fiscal 2008.  Second quarter net income was $2.1 million, or $0.20 per diluted share, compared to $2.1 million, or $0.20 per diluted share, for the second quarter of fiscal 2008.  EBITDA in the second quarter of fiscal 2009 was $6.3 million, up 16.4% compared to $5.4 million in the comparable year ago quarter.

George Bernstein, President and Chief Executive Officer of Nobel Learning Communities, Inc., stated, “In the second quarter we were able to overcome the significant challenges of a weak economy and post another quarter of double-digit revenue, operating income and EBITDA growth.   Revenue growth in the quarter was driven by the success of our acquisition and new school development strategy.   We achieved these results despite the challenges we have faced in our enrollments due to the weak economy and job market.  Our operations organization and school principals responded to these challenges by improving efficiencies to more effectively leverage costs and expand comparable school gross margin, while continuing to strengthen our educational programs.  We believe our strategy to invest in our innovative curriculum, our facilities, and our people is resulting in performance at the top end of our industry and is firmly establishing our position as an industry leader.”

For the quarter, comparable school revenue was down 1.1%, which consisted of a tuition increase of approximately 3.1% offset by a decrease in average enrollments.  New and acquired schools contributed approximately $6.9 million this year to second quarter revenue compared to $4.8 million in the second quarter of 2008.

School gross profit for the second quarter of fiscal 2009 was $8.5 million, up 8.1% from $7.9 million in the second quarter of fiscal 2008, while school gross margins were 15.1% of total revenues this quarter compared to 15.4% in the second quarter of fiscal 2008.  As a percent of revenue total gross margin was lower this quarter over the same quarter last year primarily due to the impact of new and certain acquired schools.   Comparable school gross margins for the second quarter were up 110 basis points to 16.6% compared to 15.5% in the second quarter last year.

General and administrative expenses in the second quarter declined as a percent of revenue to 8.4% as compared 8.7% a year ago.

Operating income for the second quarter of 2009 was $3.8 million, up 11.6% compared to $3.4 million in the second quarter of 2008.

The Company continues to aggressively pursue acquisitions and new school opening opportunities as components of its growth strategy, in addition to achieving marketing synergies and operating leverage through scale.  To support its growth, the Company has a committed five year term $75 million bank facility, of which approximately $56 million remains available.  During January 2009, subsequent to the close of the second quarter, the Company completed the acquisition of one school and opened two new schools.  The Company currently has a number of acquisition opportunities under consideration.

Six Month Results

For the first six months of fiscal 2009, revenues increased 12.4% to $107.7 million from $95.8 million in the first six months of fiscal 2008.  First half comparable school revenue was essentially unchanged from last year.  For the first half of fiscal 2009, gross profit was up 9.7% to $13.1 million and operating income increased 14.4% to $3.5 million.  Net income for the first six months of 2009 was $1.8 million, or $0.16 per fully diluted share, compared to $1.8 million, or $0.17 per fully diluted share, a year ago.

About Nobel Learning Communities

Nobel Learning Communities, Inc. is a national network of over 180 nonsectarian private schools, including preschools, elementary schools, and middle schools in 15 states across the nation and the District of Columbia. Nobel Learning Communities provides high-quality private education, with small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning Communities also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone® summer program, learning support programs, and specialty high schools. For more information on Nobel Learning Communities, please visit http://www.NobelLearning.com.

Safe Harbor Statement
Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward- looking statements.  Potential risks and uncertainties include among others, the implementation and results of the Company’s ongoing strategic initiatives; the Company’s ability to compete with new or existing competitors; dependence on senior management and other key personnel; changes in general economic conditions; and risks and uncertainties arising in connection with Knowledge Learning Corporation’s unsolicited proposal to acquire the Company.  Other risks and uncertainties are discussed in the Company's filings with the SEC.  These statements are based only on management's knowledge and expectations on the date of this press release.  The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. Adjusted Net Income and the related earnings per share figures and EBITDA in this release are non-GAAP financial measures. EBITDA excludes the special items described elsewhere in this release.  EBITDA is commonly  presented as a reconciliation starting with net income due to the number of non-operating related items included in net income, we present EBITDA as derived from the operating income line as we believe this provides the user the most useful and comparable information on an operating basis.  The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors and potential investors to evaluate and compare the Company's results from operations generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

Certain reclassifications have been made to the prior year condensed financial statements to conform to the current period presentation.  Certain financial information is presented on a rounded basis, which may cause minor differences.

Nobel Learning Communities, Inc.
Consolidated Statements of Operations
For the Thirteen and Twenty Six Weeks Ended December 27. 2008 and December 29, 2007
(Dollars in thousands except per share data)
(Unaudited)

	For the Thirteen Weeks Ended		For the Twenty Six Weeks Ended
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007

Revenues	$56,354	$51,207	$107,730	$95,839
Gross profit	8,505	7,865	13,146	11,979
General and administrative expenses	4,709	4,463	9,651	8,923
Operating income	3,796	3,402	3,495	3,056
Interest expense	268	105	535	152
Other income	(19)	(298)	(48)	(315)
Income from continuing operations before income taxes	3,547	3,595	3,008	3,219
Income tax expense	1,366	1,402	1,158	1,255
Income from continuing operations	2,181	2,193	1,850	1,964
Loss from discontinued operations, net of income tax effect	(62)	(67)	(89)	(128)
Net income	$2,119	$2,126	$1,761	$1,836

Weighted average diluted common shares outstanding:	10,713	10,551	10,705	10,546

Income from continuing operations	$0.20	$0.21	$0.17	$0.19
Loss from discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)
Net income per share	$0.20	$0.20	$0.16	$0.17

Reconciliation of non-GAAP item

	For the Thirteen Weeks Ended		For the Twenty Six Weeks Ended
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007

Operating Income	$3,796	$3,402	$3,495	$3,056

Items excluded from operating income to reconcile non-GAAP operating income:
Stock based compensation	301	184	549	354
Depreciation and amortization	2,175	1,804	4,434	3,428

Total adjustments	2,476	1,988	4,983	3,782

EBITDA	$6,272	$5,390	$8,478	$6,838

	As of	As of
Selected Balance Sheet data:	December 27, 2008	June 28, 2008

Cash and cash equivalents	$304	$1,064
Property and equipment, net	29,155	28,098
Goodwill and intangible assets, net	73,520	72,303
Deferred revenue	13,701	15,003
Total debt	15,325	12,500
Stockholder's equity	$65,336	$62,914

Number of schools	178	173

Certain reclassifications have been made to the prior year condensed financial statements to conform to current period presentation.  Certain financial information is presented on a rounded basis, which may cause minor differences.

NLCI – F
NLCI - G
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